Exhibit 99.(c)(6)

Balance Sheet

Chariot Financial Summary

							Projected twelve months ended October 31,
($in 000's, except per share)
	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Cash and Equivalents	$345	$204	$193	$3,133	$77	$163	$163	$9,795	$15,747	$20,404	$21,708	$24,004
Accounts Receivable	5,147	10,206	6,058	8,916	6,620	10,979	10,999	12,687	11,224	10,315	9,498	9,543
Inventories	36,218	41,411	35,383	35,737	36,392	39,059	43,000	38,131	35,026	32,192	32,363	32,363
Prepaid Expenses	1,650	3,627	4,046	3,813	4,178	4,368	4,368	4,368	4,368	4,368	4,368	4,368

Total Current Assets	43,360	55,448	45,680	51,599	47,267	54,570	58,530	64,981	66,366	67,279	67,938	70,279
Restricted Cash	0	0	0	0	773	360	360	360	360	360	360	360
Land	2,813	2,915	2,901	2,903	2,925	2,856	2,856	2,856	2,856	2,856	2,856	2,856
Buildings	17,338	18,838	18,993	19,433	19,987	19,039	19,039	19,039	19,039	19,039	19,039	19,039
Machinery and Equipment	17,380	18,629	20,013	22,065	23,270	23,743	25,743	27,743	29,743	31,743	33,743	35,743
Office Furniture and Fixtures	3,704	3,923	3,986	4,480	4,356	3,966	3,966	3,966	3,966	3,966	3,966	3,966
Depreciation	(22,895)	(25,157)	(27,385)	(29,653)	(30,495)	(30,239)	(33,721)	(37,346)	(41,114)	(45,024)	(49,078)	(53,274)
Goodwill	0	0	0	0	5,050	5,050	5,050	5,050	5,050	5,050	5,050	5,050
Other Long-Term Assets	5,279	7,003	6,527	6,650	1,572	1,382	1,382	1,382	1,382	1,382	1,382	1,382

TOTAL ASSETS	$66,979	$81,599	$70,715	$77,477	$74,705	$80,727	$83,206	$88,032	$87,649	$86,651	$85,257	$85,401

Current Long-Term Debt/Leases	$1,460	$3,088	$2,045	$2,138	$2,406	$2,372	$2,372	$2,372	$2,372	$2,372	$2,372	$2,372
Controlled disbursements	0	4,830	4,914	5,287	3,632	5,669	5,669	5,669	5,669	5,669	5,669	5,669
Accounts Payable	19,322	20,781	12,617	14,386	13,931	18,408	19,065	21,992	19,454	17,879	16,462	16,541
Accrued Expenses	5,876	7,538	8,768	8,819	8,910	9,469	10,000	10,000	10,000	10,000	10,000	10,000

Total Current Liabilities	26,658	36,237	28,344	30,630	28,880	35,918	37,105	40,032	37,494	35,919	34,503	34,581
Existing Straight Debt	15,803	19,016	15,124	19,396	16,730	18,515	17,855	14,082	12,994	11,654	10,806	10,000
Add'l Debt Financing/Revolver	0	0	0	0	0	0	0	0	0	0	0	0

Total Debt	15,803	19,016	15,124	19,396	16,730	18,515	17,855	14,082	12,994	11,654	10,806	10,000
Deferred Taxes	557	615	960	1,115	1,334	1,526	1,526	1,526	1,526	1,526	1,526	1,526

Total Liabilities	43,018	55,868	44,428	51,141	46,943	55,958	56,486	55,639	52,014	49,099	46,834	46,107
Common Stock	747	742	729	712	725	637	637	637	637	637	637	637
Paid in Capital	18,095	16,956	16,667	17,110	17,570	13,343	13,343	13,343	13,343	13,343	13,343	13,343
Deferred Compen.	(1,034)	(1,071)	(946)	(1,268)	(1,239)	(1,473)	(1,038)	(633)	(298)	(103)	0	0
Compre.Income	0	0	0	(245)	(101)	(26)	0	0	0	0	0	0
Common Stockholders' Equity	6,153	9,104	9,837	10,027	10,808	12,287	13,777	19,045	21,952	23,675	24,442	25,314

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,979	$81,599	$70,715	$77,477	$74,705	$80,727	$83,205	$88,032	$87,648	$86,651	$85,256	$85,401

Total Debt/Total Capitalization	39.7%	42.5%	36.5%	42.4%	37.6%	42.8%	40.1%	30.3%	26.7%	23.7%	22.0%	20.3%
Net Debt/Net Capitalization	39.21	42.23	36.22	38.18	37.49	42.56	39.84	11.69	-8.37	-30.38	-39.62	-55.37
Total Debt/EBITDA	1.38	2.53	2.38	2.87	2.81	2.66	1.93	0.99	1.24	1.36	1.53	1.38
Net Debt/EBITDA	1.35	2.50	2.35	2.41	2.80	2.64	1.91	0.30	-0.26	-1.02	-1.54	-1.93

*
Years 2000—2004 have been adjusted to reflect the Company's financial restatement. Financials for 1999 are based on originally reported financials.